EXHIBIT 1


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 24th day of June, 1996, by and among Norton Charitable Remainder Unitrust dated June 18, 1996 (the "Seller"), Howard Bruce Norton and Ruby Lee Norton, Trustees of the Norton Charitable Remainder Unitrust dated June 18, 1996 (the "Trustee"), Howard Bruce and Ruby Lee Norton, as beneficiaries of the Norton Charitable Remainder Unitrust dated June 18, 1996 (the "Beneficiaries") and each of those certain individuals identified on Schedule A to this Agreement (the "Buyers").

                                    RECITALS

         A. Pursuant to that certain Agreement and Plan of Merger dated as of May 14, 1996, as amended on May 17, 1996, (the "Merger Agreement") among Eltrax Systems, Inc., a Minnesota corporation (the "Company"), Datatech Acquisition Corporation, Rudata Acquisition Corporation, Nordata, Inc., Rudata, Inc. and the Beneficiaries, the Company issued 1,983,000 shares of its Common Stock, $.01 par value ("Common Stock"), to the Beneficiaries as community property.

         B. Subsequent to the Merger Agreement, the Beneficiaries transferred 1,000,000 shares of such Common Stock to the Seller subject to the terms of that certain Norton Charitable Remainder Unitrust dated June 18, 1996.

         C. The Seller wishes to sell to the Buyers, and the Buyers wish to purchase, an aggregate of 1,000,000 shares of Common Stock from the Seller (the "Shares"), with each individual Buyer purchasing that portion of the Shares set forth in the table contained in Schedule A to this Agreement.

         D. Certain of the Buyers are executive officers and directors of the Company, and are identified as such on Schedule A (the "Affiliates").


                                    AGREEMENT

         In consideration of the foregoing recitals and of the agreements and undertakings set forth below, the parties agree as follows:

1.0 PURCHASE AND SALE OF SHARES. The Seller agrees to sell the Shares to the Buyers, and the Buyers agree to purchase the Shares from the Seller in the quantities set forth in Schedule A, on the date hereof, at a total purchase price of Three Dollars and Two Cents ($3.02) per share of Common Stock, of which Three Dollars ($3.00) per share shall be paid to the Seller and Two Cents ($0.02) shall be paid to the Company to cover the direct expenses of this transaction incurred by the Company, including without limitation, legal, accounting, bank and transfer fees. On or before Monday, June 24, 1996, Seller will deliver to the Company at its corporate headquarters located at Rush Lake Business Park, 1775 Old Highway 8, St. Paul, MN 55112, as custodian (the "Custodian"), certificate(s) representing the Shares, together with properly executed stock power(s) transferring the Shares to the Buyers according to the quantities set forth in Schedule A. The Custodian will hold such Shares against payment therefor by the Buyers, which shall be made by each Buyer on or before Monday, June 24, 1996, by cashier's or certified check delivered to the Custodian at the above address. Upon receipt of payment for the Shares and any such information as the Custodian may reasonably require from each Buyer, the Custodian will instruct the Company's transfer agent to issue certificates representing the Shares to the Buyers in such names, amounts and deliver the certificates to such addresses as indicated on Schedule A, and will remit payment therefor to the Seller.

2.0 ASSIGNMENT OF REGISTRATION RIGHTS. In consideration of the sale of the Shares to the Buyers, the Beneficiaries hereby irrevocably assign to the Buyers all of their rights, benefits and obligations with respect to registration rights regarding the Shares under Exhibit 4.12 to the Merger Agreement. As required by Exhibit 4.12, in connection with such assignment, each of the Buyers hereby covenants and agrees to be bound by all the terms thereof. This assignment shall in no way affect or diminish the registration rights provided in such Exhibit 4.12 as it applies to all other shares of Common Stock owned by the Beneficiaries.

3.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE TRUSTEE AND THE BENEFICIARIES. The Seller, the Trustee, and the Beneficiaries, jointly and severally, represent and warrant to the Buyers as follows:

         3.1. TITLE TO SHARES. The Seller is the beneficial owner of the Shares, free and clear of all liens, encumbrances and claims of every kind, and the delivery of the Shares by the Seller to the Buyers under this Agreement will transfer valid title in the shares to the Buyers, free and clear of all liens, charges, encumbrances and claims of every kind. There are no actions, suits or proceedings against the Seller affecting the title of the Seller to the Shares or the right of the Trustee to execute, deliver and perform this Agreement.

         3.2. AUTHORITY. The Trustee has the full legal right, power and authority to execute, deliver and perform this Agreement on behalf of the Seller and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes the valid and binding agreement of, the Seller, enforceable against the Seller in accordance with its terms.

4.0 REPRESENTATIONS AND WARRANTIES OF THE BENEFICIARIES. Each of the Beneficiaries, having been parties to the Merger Agreement, jointly and severally represent and warrant, to the best of their knowledge, to each of the Buyers as of the date hereof, that there have been no material adverse changes in the business and financial condition of Datatech since May 17, 1996.

5.0 REPRESENTATIONS AND WARRANTIES OF THE BUYERS. Each of the Buyers represents and warrants to the Seller as follows:

         5.1. AUTHORITY. The Buyer has the full legal right, power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

         5.2. INVESTMENT INTENT. The Shares are being acquired by the Buyer for his own account and not with a view to, or for resale in connection with, any distribution or public offering within the meaning of the Securities Act of 1933, as amended (the "Act"). The Buyer understands that the Shares have not been registered under the Act or any applicable state securities laws by reason of their transfer or contemplated transfer in a transaction exempt from registration and prospectus delivery requirements of the Act and such state securities laws. The Buyer further understands that the Shares must be held indefinitely unless they are registered under the Act and any applicable state securities laws or are transferred in a transaction exempt from such registration, that the reliance of the Seller upon this exemption from registration is presently not available to the Buyer pursuant to Rule 144 promulgated under the Act and that, in any event, the Shares may not be sold pursuant to Rule 144 prior to the expiration of a two-year period after they have been acquired by the Buyer. The Buyer understands that the certificates representing the Shares will bear an appropriate legend restricting transfer. The Buyer is in a financial position to own the Shares purchased by him and is able to bear the economic risk and withstand a complete loss of his investment in the Shares so purchased for as long as necessary under applicable securities laws.

         5.3. INFORMATION. The Buyer acknowledges that he has had full access to the Company and its senior management and has had the opportunity to ask all such questions and obtain all such information material to the Buyer's determination to invest in the Shares. The Buyer confirms the Seller's understanding that the Buyer is fully aware of and has been advised concerning the present financial condition of the Company, the administration of its business affairs and its prospects for future business.

                  The Buyer believes he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in the Shares so purchased and has an appropriate net worth to undertake such risks. The Buyer believes that the investment in the Shares so purchased is suitable for him based upon his investment objectives and financial needs, and the Buyer has adequate means for providing for his current financial needs and personal contingencies, and has no need for liquidity of investment with respect to the Shares so purchased. The Buyer has no agreements (written or oral), arrangements, understandings or commitments with any other investor subscribing for Shares. The undersigned is an accredited investor as defined under the rules promulgated by the Securities and Exchange Commission under Regulation D. The Buyer has completed an investor questionnaire attached hereto as Schedule B.

6.0 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the Seller, Trustee, Buyers and Affiliates shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby regardless of any investigation that may have been made at any time by or on behalf of the party to which such representations, warranties, covenants and agreements are made.

7.0      MISCELLANEOUS PROVISIONS.

         7.1. TERMINATION. This Agreement may be terminated only by the mutual written agreement of the parties hereto.

         7.2. SPECIFIC PERFORMANCE. The parties to this Agreement agree that the Shares constitute unique property and that it may be impossible to measure in money the damages which will accrue by reason of a failure to perform any of the obligations under this Agreement. The parties further agree that an order of specific performance or for injunctive relief against a party or parties in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party or parties. The plaintiff's remedies will be cumulative and the plaintiff will be entitled to exercise any and all rights and remedies available to the plaintiff in law or in equity.

         7.3. VALIDITY OF PROVISIONS; SEVERABILITY. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable law to the extent that such interpretation does not materially alter this Agreement. If any such provision becomes invalid or unenforceable under applicable law, such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         7.4. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. All prior and contemporaneous agreements, discussions or understandings, whether oral or written, are expressly superseded by this Agreement and are null and void. This Agreement may not be modified or amended except in writing signed by all of the parties. All references in this Agreement to "he," "him and "his" shall be interpreted to also apply to the feminine or neuter genders.

         7.5. FURTHER ASSURANCES. Each party agrees to perform, or cause to be performed, such further acts and deeds and agrees to execute and deliver, or cause to be executed and delivered, such additional or supplemental documents and instruments as may be reasonably required to effect the transactions contemplated by this Agreement.

         7.6. GOVERNING LAW. This Agreement and the legal relations created by it will in all respects, including, without limitation, construction, interpretation, performance, effect and remedies, be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to the laws of conflict of any jurisdiction.

         7.7. HEADINGS. The headings of sections of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

         7.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together constitute one and the same instrument.

         7.9. NO BROKERAGE FEE. Buyers and Seller mutually represent that no brokers or finders have been retained or engaged in order to facilitate the transaction contemplated by this Agreement.

IN WITNESS WHEREOF, the parties duly executed this Stock Purchase Agreement effective as of the date first written above.

SELLER                                         BENEFICIARIES
Norton Charitable Remainder Unitrust
dated June 18, 1996
                                               /s/ Howard Bruce Norton
                                               Howard Bruce Norton
By /s/ Howard Bruce Norton
   Howard Bruce Norton, Trustee
                                               /s/ Ruby Lee Norton
By /s/ Ruby Lee Norton                         Ruby Lee Norton
   Ruby Lee Norton, Trustee


BUYERS
/s/ James Barnard, Sr.                         /s/ William P. O'Reilly
James Barnard, Sr.                             William P. O'Reilly

Broadland Capital Partners L.P.
                                               /s/ Steven A. Odom
By /s/ Broadland Capital Partners L. P.        Steven A. Odom

/s/ Patrick J. Dirk                            /s/ Peter Sugar
Patrick J. Dirk                                Peter Sugar

/s/ Arthur R. Geiger                           /s/ Morgan Q. & Cynthia Webb Payne
Arthur R. Geiger                               Morgan Q. & Cynthia Webb Payne, JTWROS

/s/ Henry Kraus                                /s/ Gerald Phillips
Henry Kraus                                    Gerald Phillips

/s/ Jeff Kukes                                 /s/ Stephen E. Raville
Jeff Kukes                                     Stephen E. Raville

/s/ Clunet R. Lewis                            /s/ Thomas G. Scavone
Clunet R. Lewis                                Thomas G. Scavone

/s/ Jerry McAndrews                            /s/ Paul R. Swanson
Jerry McAndrews                                Paul R. Swanson

/s/ Thomas F. Madison                          /s/ Jack Traynor
Thomas F. Madison                              Jack Traynor

Aurum Group L.P.                               /s/ Mack V. Traynor III
                                               Mack V. Traynor III
By /s/ Aurum Group L.P.
                                               /s/ Robert D. O'Reilly
                                               Robert D. O'Reilly
/s/ Richard Gagon
Richard Gagnon                                 /s/ Ethel Ware Carter
                                               Ethel Ware Carter
